SHAREHOLDER SERVICE AGREEMENT

         This SHAREHOLDER SERVICE AGREEMENT is made as of the 1st day of February, 1998, between America's Utility Fund, Inc., a Maryland corporation (the "Fund"), and Mentor Investment Group, LLC, a Virginia limited liability company (the "Service Agent"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Service Agent, itself, or through other financial institutions, shall provide shareholder support services to the Fund and its shareholders. These administrative services may include, but are not limited to, the following functions: providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer, as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions; answering routine shareholder inquiries regarding the Fund; assisting shareholders in changing dividend options, account designations, and addresses; and providing such other shareholder services as the Fund reasonably requests.

         2. To compensate the Service Agent for the services it provides and the expenses it bears hereunder, the Fund will pay the Service Agent a service fee (the "Service Fee") accrued daily and paid promptly (but in any event within three business days) after the last day of each calendar month at the annual rate of 0.25 of one percent (0.25%) of the Fund's average daily net assets (determined as provided from time to time in the prospectus of the Fund or as otherwise specified from time to time by the Board of Directors). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

         If this Agreement is terminated as of any date not the last day of a calendar month, then the fee payable to you shall be paid promptly (but in any event within three business days) after such date of termination.

         3. Quarterly in each year that the Service Agreement remains in effect, the Service Agent shall provide the Fund for review by the Directors, and the Directors shall review, a written report of the amounts expended under the Service Agreement and the purposes for which such expenditures were made.

         4. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Agreement is approved at least annually by the Directors, including a majority of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Directors").


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         5. Notwithstanding paragraph 4, this Agreement may be terminated as follows:

                  (a) at any time, without the payment of any penalty, by the Service Agent, on the one hand, or by the vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940, as amended, on the other, on not more than sixty (60) days written notice; and

                  (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940.

         6. This Agreement may be amended by an instrument in writing signed by both of the parties hereto.

         7. This Agreement shall be construed in accordance with the Laws of The Commonwealth of Virginia.

         IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Service Agreement to be executed by their officers thereunto duly authorized.

                                                  AMERICA'S UTILITY FUND, INC.

                                                  By:   /s/ Paul Costello
                                                        ------------------


                                                  Its   President
                                                        ------------------


                                                  MENTOR INVESTMENT GROUP, LLC

                                                  By:  /s/ Paul Costello
                                                       -------------------


                                                  Its  Managing Director
                                                       -------------------


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